SUB-ADMINISTRATION AGREEMENT

         AGREEMENT made this 15th day of June 1995, by and between Templeton Russia Fund, Inc., a Maryland corporation (hereinafter called the "Fund"), Templeton Global Investors, Inc., a Delaware corporation (hereinafter called the "Business Manager"), and Princeton Administrators, L.P., a Delaware limited partnership (hereinafter called the "Sub-Administrator").

                                 WITNESSETH

         WHEREAS, the Fund is a closed-end non-diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act") and

         WHEREAS, the Fund and Templeton Investment Management (Singapore) Pte. Ltd. (the "Investment Manager") are entering into an Investment Management Agreement (the "Investment Management Agreement") Pursuant to which the Investment Manager will provide investment advice to the Fund and be responsible for the portfolio management of the Fund; and

         WHEREAS, the Fund and the Business Manager are entering into a Business Management Agreement (the "Business Management Agreement") pursuant to which the Business Manager will perform or arrange for the performance of certain administrative functions to the Fund; and

         WHEREAS, the Business Manager desires to retain the Sub-Administrator to render certain administrative services in the manner and on the terms and conditions hereafter set forth; and

         WHEREAS, the Sub-Administrator desires to be retained to perform services on said terms and conditions.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Fund, the Business Manager and the Sub-Administrator agree as follows:

                 1. DUTIES OF THE SUB-ADMINISTRATOR. The Business Administrator hereby retains the Sub-Administrator to act as sub-administrator of the Fund, subject to the supervision and direction of the Business Manager of the Fund, as hereinafter set forth. The Sub-Administrator shall perform or arrange for the performance of the following administrative services and clerical services: (i) maintain and keep certain of the books and records of the Fund; (ii) prepare and, subject to approval by the Fund, file certain reports and other documents required by U.S. Federal securities laws and regulations and by U.S. stock exchanges on which Fund shares are listed; (iii) coordinate tax-related matters;
(iv) prepare periodic reports to Fund shareholders; (v) respond to inquiries from Fund shareholders; (vi) calculate, or arrange for the calculation of, the net asset value of the Fund's shares; (vii) arrange for payment of the Fund's expenses; (viii) oversee the performance of administrative and professional services rendered to the Fund by others, including its custodian, registrar, transfer agent, dividend disbursing agent and dividend reinvestment plan agent, as well as accounting, auditing and other services; (ix) provide the Fund with the services of persons competent to perform such administrative and clerical functions as are necessary to provide effective operation of the Fund; (x) provide the Fund with administrative office and data processing facilities; (xi) consult with the Fund's officers, independent accountants, legal counsel, custodian and any sub-custodian, registrar, transfer agent and dividend disbursing agent and dividend reinvestment plan agent in establishing the accounting policies of the Fund; (xii) prepare such financial information and reports as may be required by any banks from which the Fund borrows funds;
(xiii) provide such assistance to the Investment Manager, the custodian and any sub-custodian, and the Fund's counsel and auditors as generally may be required to carry on properly the business and operations of the Fund; and (xiv) prepare reports related to the Fund's preferred stock, if any, as required by rating agencies. The Fund agrees to cause the custodian, Investment Manager and the Business Manager to deliver, on a timely basis, such information to the Sub-Administrator as may be necessary or appropriate for the Sub-Administrator's performance of its duties and responsibilities hereunder, including but not limited to, daily records of transactions, valuation of investments in United States dollars (which may be based on information provided by a pricing service) and expenses borne by the Fund, the Fund management letter to stockholders and such other information necessary for the Sub-Administrator to prepare the above referenced reports and filings, and the Sub-Administrator shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

                 2. EXPENSES OF THE SUB-ADMINISTRATOR. The Sub-Administrator will bear all expenses necessary to perform its obligations under this Agreement, except that the Fund shall pay reasonable travel expenses of persons who perform administrative, clerical and bookkeeping functions on behalf of the Fund. The Fund, the Investment Manager and the Business Manager assume and shall pay or cause to be paid all other expenses of the Fund as set forth in the Investment Management Agreement and the Business Management Agreement. The
expenses of the legal counsel and accounting experts retained by the Sub-Administrator, after consulting with the Business Manager, the Fund counsel and independent auditors, as may be necessary or appropriate for the Sub-Administrator's performance of its duties and responsibilities under this Agreement are deemed expenses of, and shall be paid by, the Fund.

                 3. COMPENSATION OF THE SUB-ADMINISTRATOR. For the services rendered to the Business Manager by the Sub-Administrator pursuant to t s Agreement, the Business Manager shall pay to the Sub-Administrator on the first business day of each calendar month a fee for the previous month at an annual rate equal to the greater of (i) $150,000 per annum ($12,500 per month), or (ii) at an annual rate equal to .20% of the Fund's net assets based upon the net asset values applicable to shares of common stock and shares of preferred stock and debt, if any, at the end of each week. For the purpose of determining fees payable to the Sub-Administrator, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's registration statement on Form N-2, as amended from time to time (the "Registration
Statement"). Compensation by the Business Manager of the Sub- Administrator shall commence on the date of the first receipt by the Fund of the proceeds of the sale of its shares to the Underwriters as described in the Registration Statement, and the fee for the period from the date the Fund shall first receive the proceeds of the sale of its shares to the Underwriters as aforesaid to the end of the month during which such proceeds are so received, shall be pro-rated according to the proportion that such period bears to thq-full monthly period. Upon termination of this Agreement before the end of a month, the fee for such part of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable within (7) days after the date of termination of this Agreement.

                 4. LIMITED LIABILITY OF THE SUB-ADMINISTRATOR, INDEMNIFICATION.

                 (a) The Sub-Administrator shall exercise its best judgment in rendering its services pursuant to this Agreement. The Sub-Administrator shall not be liable to any person for any error of judgment or mistake of law or for any loss arising out of any act or omission by the Sub-Administrator in the performance of its duties hereunder, provided, however, that nothing herein contained shall be construed to protect the Sub-Administrator against any liability to the Fund or its shareholders or the Business Manager, to which the Sub-Administrator shall otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reckless disregard of its obligations and duties hereunder.

                  (b) The Sub- Administrator may, after consulting with the Business Manager, with respect to questions of law, apply for and obtain the advice and opinion of legal counsel, and with respect to the application of generally accepted accounting principles or Federal tax accounting principles, apply for and obtain the advice and opinion of accounting experts, at the expense of the Fund. The Sub-Administrator shall be fully protected with respect to any action taken or omitted by it in good faith in conformity with such advice or opinion.

                  (c) The Fund and the Business Manager agree to indemnify and hold harmless the Sub-Administrator from and against all charges, claims, expenses (including legal fees) and liabilities reasonably incurred by the Sub-Administrator in or by reason of any action, suit, investigation or other proceeding arising out of or based upon any action actually taken or allegedly taken or omitted by the Sub-Administrator in connection with the performance of its duties hereunder. Notwithstanding the preceding sentence, nothing contained herein shall protect or be deemed to protect the Sub- Administrator against or entitle or be deemed to entitle the Sub-Administrator to indemnification by reason of the Sub-Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties hereunder. Such expenses shall be paid by the Fund and the Business Manager in advance of the final disposition of such matter upon invoice by the Sub- Administrator and receipt by the Fund and the Business Manager of an undertaking from the Sub-Administrator to repay such amounts if it shall ultimately be established that the Sub-Administrator is not entitled to payment of such expenses hereunder.

                  (d) As used in this Paragraph 4, the term "Sub-Administrator" shall include any affiliates of the Sub-Administrator performing services for the Fund contemplated hereby and directors, partners, officers, agents and employees of the Sub-Administrator and such affiliates.

                 5. ACTIVITIES OF THE SUB-ADMINISTRATOR. The services of the Sub-Administrator under this Agreement are not to be deemed exclusive, and the Sub-Administrator and any person controlled by or under common control with the Sub-Administrator shall be free to render similar services to others.

                 6. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall become effective as of the date first above written, shall supersede any other written agreement between the parties hereto, and shall remain in force until terminated as provided herein. This Agreement may be terminated at any time, without the payment of any penalty, by the Fund, the Business Manager or the Sub- Administrator, on sixty days' written notice to the other parties. This Agreement shall automatically terminate in the event of its assignment.

                 7. AMENDMENTS OF THIS AGREEMENT. This Agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board of Directors of the Fund and such amendment is set forth in a written instrument executed by each of the parties hereto.

                 8. GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

                 9. COUNTERPARTS. This Agreement may be executed by the parties hereto in counterparts and if executed in more than one counterpart the separate instruments shall constitute one agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        TEMPLETON RUSSIA FUND, INC.

                                        By:\s\THOMAS M. MISTELE
                                           ------------------------------------
                                            Title: Secretary

                                        TEMPLETON GLOBAL INVESTORS, INC.

                                        By:\s\THOMAS M. MISTELE
                                           ------------------------------------
                                            Title: Senior Vice President

                                        PRINCETON ADMINISTRATORS, L.P.
                                        By PRINCETON SERVICES, INC.,
                                        General Partner

                                        By:\s\STEPHANIE M. MCMILLER
                                           ------------------------------------
                                            Title: Senior Vice President